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For Immediate Release
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Company Contact:
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Trevor M. Saliba
CirTran Corporation
+(310) 492-0400
trevor@cirtran.com
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        CirTran Signs an Exclusive Manufacturing Agreement valued at $5.4
                       Million for a New Fitness Product

      CirTran to exclusively manufacture a new fitness product for an Ohio based company with revenue in the first three years of $5.4 million based on minimum requirements

SALT LAKE CITY, November 30, 2006- CirTran Corporation (OTC BB: CIRT), an international full-service contract manufacturer, marketer and distributor of IT, consumer and consumer electronics products, today announced that is has signed an exclusive manufacturing agreement to produce a new fitness product in China. The three-year agreement, signed November 28, involves the custom manufacturing using the capabilities of CirTran's wholly owned subsidiary, CirTran Asia. The new customer has committed to minimum orders, amounting to $1.2 million in revenues for the first year, $1.8 million for the second year and $2.4 million for the third year of the five-year contract.

The new fitness product is uniquely designed to strengthen and rehabilitate the lower back and adjacent areas of human body.

Iehab J. Hawatmeh, CirTran's chief executive officer, commented, "Americans continue to be receptive to innovative ways to improve their health and fitness, and we are confident this product should receive the same sort of reception. In particular, consumers with lower back pain should find this product of interest. We believe there is a large and motivated audience, and are cautiously optimistic that volumes will exceed stated minimums in the near term."

The new customer is preparing its own infomercial, which is expected to debut in the first calendar quarter of 2007 nationwide. Preliminary testing of the product with focus groups has indicated a high probability for direct marketing success.

About CirTran Corporation
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CirTran   Corporation   (OTC   BB:   CIRT,   www.CirTran.com)   is  a   consumer
products-driven Company focused on providing the entire spectrum of "Concept to Consumer" services, encompassing engineering, design, prototyping, low and high-volume contract manufacturing, marketing and retail distribution for consumer-oriented products and technologies. Founded in 1993 and headquartered in Salt Lake City, CirTran's ISO 9001:2000-certified, non-captive 40,000 square-foot manufacturing facility is the largest in the Intermountain Region, providing "just-in-time" inventory management techniques designed to minimize an OEM's investment in component inventories, personnel and related facilities while  reducing  costs and  ensuring  speedy  time-to-market.  CirTran's  Racore
Technology   (www.racore.com)   subsidiary  provides  sophisticated  engineering
services, including technology design and prototype development. CirTran's wholly-owned subsidiary CirTran-Asia ("CTA") with principal office in Shenzhen, China, is a high-volume manufacturing arm, which provides customers with the economic benefits of Asian offshore manufacturing coupled with American-based project management and accountability. CirTran's Diverse Media Group (DMG)
(www.diversemediagroup.com)   subsidiary  is  a  Direct  Entertainment(TM)  firm
specializing in multi-channel product marketing, media purchasing, retail distribution and product fulfillment for the direct response and entertainment industries.

This press release  contains  forward-looking  statements  within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement.

All trademarks are properties of their respective owners.

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